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                                                                     EXHIBIT 5.1


                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]


                                  June 25, 2001


The TriZetto Group, Inc.
567 San Nicholas Drive, Suite 360
Newport Beach, CA  92660

     Re:  Registration Statement on Form S-8


Dear Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by The TriZetto Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,800,000 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's 1998 Stock Option Plan (the "Plan").

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that the 1,800,000 shares of Common Stock to be issued under the Plan against full payment in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement

                                                 Very truly yours,

                                                 Stradling Yocca Carlson & Rauth